MIDLAND CAPITAL HOLDINGS CORPORATION

EXHIBIT 11 - STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE


                                              Three Months Ended                  Six Months Ended
                                                  December 31,                       December 31,
                                             2001              2000              2001            2000
                                             ----              ----              ----            ----
Net Income                                  $206,178         $100,282         $370,397         $205,880
                                            ========         ========         ========         ========


Weighted average common shares
  outstanding for basic computation          363,975          363,975          363,975          363,975
                                            ========         ========         ========         ========

Basic earnings per share                    $   0.57         $   0.28         $   1.02         $    .57
                                            ========         ========         ========         ========


Weighted average common shares
  outstanding for basic computation          363,975          363,975          363,975          363,975

Common stock equivalents due to
  dilutive effect of stock options             3,595            3,131            4,243            2,586
                                            --------         --------         --------         --------
Weighted average common shares and
  equivalents outstanding for
  diluted computation                        367,570          367,106          368,218          366,561
                                            ========         ========         ========         ========

Diluted earnings per share                  $   0.56         $   0.27         $   1.01         $   0.56
                                            ========         ========         ========         ========

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